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                                                                    Exhibit 99.1



Preferred Employers Holdings, Inc. Completes a Private
Placement of 7% Subordinated Convertible Notes for $10,580,000

MIAMI, June 1 -- Preferred Employers Holdings, Inc. (Nasdaq SmallCap:PEGI) announced today that it has consummated a private placement of $10,580,000 of 7% Convertible Subordinate Notes due May 12, 2003 (the "Notes").

      The principal amount of the Notes are convertible by the holders into shares of common stock at any time prior to the earlier of May 12, 2003, or 10 business days after receipt of a termination notice for prepayment of the Notes at a conversion price of $9.00 per share. The Notes can be prepaid upon the satisfaction of certain events, which includes having the bid price of the common stock exceed $13.50 for 20 consecutive trading days. In connection with the private placement, the Company agreed to file a registration statement with the Securities and Exchange Commission no later than August 2, 1998, in order to register the sale of the shares of common stock issuable upon conversion of the Notes.

      Commenting on the completion of the private placement, Mel Harris, Chairman and Chief Executive Officer of Preferred Employers, stated, "finalizing this private placement should allow Preferred Employers to continue its strategy of moving into the employee leasing and employee staffing arena by funding additional acquisitions."

      The Company is a multi-service oriented provider engaged in the following business: (i) a provider of workers' compensation and business insurance products and risk management and cost containment services primarily to franchised companies throughout the United States; (ii) a re-insurer with respect to certain workers' compensation and employers' liability insurance policies; and (iii) a provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.